UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 22, 2009

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on October 22, 2009 that third-quarter 2009 earnings were $0.54 per diluted share compared with $0.55 per share for the third quarter of 2008. Third-quarter 2009 earnings were $3.2 billion compared with $3.2 billion for the third quarter of 2008.

Third quarter results reflected continued wireless subscriber gains, further expansion of U-verse services and growth in revenues from strategic business products.  Progress in these areas and cost initiatives largely offset economic pressures and continuing revenue declines in voice and legacy data products as well as print advertising.

Third-quarter 2009 revenues were $30.9 billion compared with $31.3 billion in third-quarter 2008 and third-quarter 2009 operating expenses were $25.5 billion compared with $25.7 billion in the year-ago quarter.  Consistent with results in the third quarter and year to date, we expect consolidated revenues for the full year 2009 will be slightly below 2008 results.  Third-quarter 2009 reported operating income margin was 17.5%, down from 17.9% in the year-ago quarter, reflecting lower revenue growth, noncash pension and retiree benefit expenses of more than $300 million, severance charges of $0.02 per share partially offset by $0.03 per share of benefit from the resolution of tax issues.  We expect a similar year-over-year impact from noncash pension and retiree benefit expenses in the fourth quarter of 2009.  Third-quarter operating income was $5.4 billion versus $5.6 billion in the year-ago quarter.

AT&T Mobility’s reported revenues for the third-quarter 2009 were $13.7 billion up 8.2 percent from the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded a net gain of 2.0 million wireless customers in the third quarter of 2009, including 1.4 million postpaid subscribers, bringing AT&T Mobility's customer base at quarter-end to 81.6 million up 6.7 million compared with third-quarter 2008.  Average revenue per postpaid subscriber increased 3.8 percent versus the year-earlier third quarter due to strong growth in data services.  Third-quarter 2009 reported operating expenses totaled $10.3 billion, up 0.5 percent compared with the third quarter of 2008.

Revenues from our wireline business customers were $10.5 billion versus $11.3 billion in the year-ago quarter, reflecting continuing economic pressures on both retail and wholesale customers, primarily in voice products and legacy data products.  Growth in IP data revenues from business customers continues to partially offset these economic pressures.  Revenues from wireline consumer customers were $5.3 billion compared with $5.6 billion in the year-ago quarter, as a decline in voice revenues more than offset a continued increase in broadband and video revenues.  Wireline IP data revenues, including U-verse, broadband and business products, increased 18.7 percent and now represent 49.5 percent of total wireline data revenues.  Wireline operating expenses declined 2.8 percent versus the year-earlier quarter and 0.9 percent sequentially.

Revenue connections from our wireline consumer customers (retail voice, high speed Internet and video) totaled 45.7 million at quarter-end 2009 versus 47.5 million at quarter-end 2008 and 46.3 million at the end of the second quarter of 2009.  Total wireline consumer broadband and TV connections over the past year increased by 1.9 million.  Our total switched access lines at the end of the third quarter of 2009 were 50.8 million compared with 57.2 million in the year-ago quarter.  The number of U-verse subscribers was 1.8 million at quarter-end 2009, with a net gain of 240,000 subscribers in the third quarter of 2009.  U-verse deployment exceeded 20 million living units as of quarter-end 2009.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 22, 2009	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller